EXHIBIT 99.1

ProPhase Labs Reports Financial Results

for the Three and Six Months Ended June 30, 2015

DOYLESTOWN, Pennsylvania – August 12, 2015. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales were $2.2 million for the three months ended June 30, 2015, as compared to net sales of $1.8 for the three months ended June 30, 2014. The Company realized a net loss for the three months ended June 30, 2015 of $1.6 million, or ($0.10) per share, compared to a net loss of $3.1 million, or ($0.19) per share, for the three months ended June 30, 2014.

The Company’s sales are principally derived from its over-the-counter (“OTC”) health care and cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which causes significant variations in operating results from quarter to quarter. The three months ended June 30 is historically our lowest sales period due to the seasonality of our business.

Results for the second quarter of 2015 compared to the second quarter of 2014 principally reflect the net effect of (i) an increase in net sales of $394,000, (ii) a decrease in administration costs of $1.2 million due principally to a decrease in professional and legal costs related to certain, now resolved, litigation matters and (iii) a decrease in sales and marketing expenses of $142,000.

The Company generated net sales for the six months ended June 30, 2015 of $8.1 million, as compared to $8.0 million for the six months ended June 30, 2014. The Company incurred a net loss for the six months ended June 30, 2015 of $2.9 million, or ($0.18) per share, compared to a net loss of $3.9 million, or ($0.24) per share, for the six months ended June 30, 2014.

The financial results for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014 reflect the net effect of (i) an increase in net sales of $83,000, (ii) a decrease in administration costs of $699,000 due principally to a decrease in professional and legal costs related to certain, now resolved, litigation matters, (iii) a decrease in sales and marketing expenses of $327,000 as a consequence of the fluctuation from period to period of the timing and scope of our marketing initiatives and (iv) a decrease in research and development expenditures of $71,000.

Ted Karkus, the CEO of the Company, stated, “Our product development efforts have been largely focused on successfully leveraging the Cold-EEZE® brand. To this end, we anticipate that three new product line extensions will be available on retail shelves in the fourth quarter of 2015, (i) Cold-EEZE® Multi-Symptom Relief for Cold and Flu lozenges, (ii) Cold-EEZE® Daytime and Nighttime Multi-Symptom Relief in liquid forms for each of adults and children, and (iii) Cold-EEZEÒ Natural Allergy Relief caplets for indoor and outdoor allergies. Two additional Cold-EEZE® branded products will be introduced to the trade in February of 2016.”

Mr. Karkus continued, “In addition to the continued development and commercialization of new Cold-EEZE® branded products, we are also continuing the process of implementing a series of development and pre-commercialization initiatives in the dietary supplement category. We are exploring various ways to introduce these new dietary supplement products to consumers which may include Direct Response TV. While no assurance can be made that our new product efforts will be successful, we continue to anticipate that one or more products in this new category will begin shipping before year end fiscal 2015 or early 2016. Furthermore, over time we may need to raise additional funds through debt financing or equity financing to support all of these strategic initiatives and to provide additional working capital.”

1

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings

Press Only Contact	Investor Contact
Constantine Panagiotatos	Ted Karkus, Chairman and CEO
DKC Public Relations	ProPhase Labs, Inc.
Tel: (212) 981-5124	(215) 345-0919 x 0
ConstantinePanagiotatos@dkcnews.com

2

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Net sales	$2,191	$1,797	$8,051	$7,968

Cost of sales	1,184	1,005	3,382	3,196

Gross profit	1,007	792	4,669	4,772

Operating expenses:
Sales and marketing	710	852	3,522	3,849
Administration	1,591	2,804	3,612	4,311
Research and development	272	273	480	551
	2,573	3,929	7,614	8,711

Loss from operations	(1,566)	(3,137)	(2,945)	(3,939)

Interest income, net	-	(1)	(1)	(3)

Loss before income tax	(1,566)	(3,138)	(2,946)	(3,942)

Income tax	-	-	-	-

Net loss	$(1,566)	$(3,138)	$(2,946)	$(3,942)

Basic and diluted loss per share:
Net loss	$(0.10)	$(0.19)	$(0.18)	$(0.24)

Weighted average common shares outstanding:
Basic and diluted	16,020	16,944	15,956	16,709

3

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2015	December 31, 2014

Cash and cash equivalents	$3,761	$2,926
Accounts receivable	$1,245	$5,836
Inventory	$3,705	$3,292
Total current assets	$9,179	$13,458
Total assets	$12,039	$16,057

Total current liabilities	$3,577	$5,241
Other long term obligations	$100	$100
Total stockholders' equity	$8,362	$10,716

4